Exhibit 10.1

March 31, 2009

[Ms. Burgess’ Address]

Dear Lynne:

This letter will confirm the terms of your consulting arrangement with Asbury Automotive Group, Inc. (“Asbury”).

1.	Asbury hereby engages you to provide legal consulting services, as requested from time to time by members of Asbury’s senior management team or their designees and Asbury’s Legal Department staff. Your consulting services will cover advice on legal matters similar to those for which you were responsible as General Counsel, as well as other matters within your area of expertise. You services may also include transition advice to your successor as general counsel as well as specific projects the new general counsel may request.

2.	Asbury commits to retaining you as a full time consultant for the month of April 2009 and you commit to providing consulting services full time during this time period. Thereafter, you will provide services as Asbury requests and as your availability allows.

3.	The consulting services you provide Asbury under this arrangement are those of an independent contractor and do not create an employer-employee relationship. You are solely responsible for the payment of all federal, state and local taxes.

4.	To facilitate your consulting services to Asbury, you will have full time access to Asbury’s Stamford, CT office and all office support, including cell phone, telephone, Asbury email and internet connectivity, during April 2009, and thereafter as long as space and facilities are available.

5.	In consideration for your services, Asbury will pay you a consulting fee of $45,000 for April 2009. Thereafter, Asbury will pay you $2250 per full day, prorated for less than 8 hours per day. Asbury will reimburse you for reasonable travel expenses, pursuant to its T&E policies, incurred in connection with providing consulting services, provided such expenses are approved in advance.

6.	You acknowledge that in providing consulting services to Asbury, you may have access to confidential business and financial information of Asbury and its affiliates. You agree that you will not use or divulge any such confidential information without the prior written consent of Asbury. This provision will survive termination of this agreement.

7.	Asbury agrees to indemnify you to the same extent officers and directors of Asbury are indemnified under the Restated Certificate of Incorporation of Asbury and their respective indemnification agreements for liability, loss and expense that arise out of or relate to you by reason of providing services to Asbury or any of its affiliates under this agreement.

If the above meets with your approval, please sign below and return a duplicate original to me.

Very truly yours,

Asbury Automotive Group, Inc.

By:	/s/ Philip R. Johnson
Philip R. Johnson
Vice President, Human Resources

Accepted and agreed to:

/s/ Lynne A. Burgess
Lynne A. Burgess